NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

ROBERT D. STARR NAMED CFO AT KAMAN;
WILLIAM C. DENNINGER TO RETIRE

BLOOMFIELD, Connecticut (April 18, 2013) Kaman Corp. (NYSE:KAMN) today announced that Robert D. Starr, 45, has been appointed to the position of Senior Vice President and Chief Financial Officer (CFO) effective as of July 1, 2013, upon the retirement of William C. Denninger, Executive Vice President and CFO, on June 30, 2013.  Starr will report to Neal J. Keating, Chairman, President and Chief Executive Officer of the Company.

Starr, who joined the Company in 2009, currently serves as Vice President and Treasurer.   His responsibilities in that position have included management and oversight of the Company’s treasury department, banking relationships, capital market transactions and investment management of the assets of the Company’s tax-qualified retirement plans.

“Rob’s experience, drive, intellect and passion for our company make him the right choice to serve as Kaman’s next CFO.  In his time with the Company, he has effectively led us through a number of capital market transactions and transformed the administration and investment policy of our pension plan.  He integrated quickly into Kaman’s management team, has developed a thorough knowledge of each of our businesses, and is ready to take on this new opportunity,” stated Neal Keating.

“I also would like to congratulate Bill on his well-earned retirement.  His leadership and counsel over these last five years have been invaluable to me as CEO.  Bill developed a strong team of finance executives which allowed us to thoughtfully and carefully consider highly-qualified internal candidates for the CFO role as part of our succession planning process.  Bill has been part of a leadership group that has completed eleven acquisitions and a number of capital market transactions that have kept the Company well-capitalized to finance our growth objectives.  He has had a long and distinguished career as a finance executive, and I wish him well in his retirement,” Keating added.

Starr commented, “I am pleased to have the opportunity to lead Kaman’s finance organization.  This is a great company with outstanding growth opportunities, and Bill has built a solid team as we continue to pursue our goals of accelerated growth and improved profitability.”

Prior to joining Kaman, Starr was employed by Crane Co. (NYSE: CR) of Stamford, Connecticut, a $2.6 billion diversified manufacturer of highly engineered industrial products, where he served as Assistant Treasurer.  He also previously served as Managing Director, Corporate Finance at Aetna, Inc. of Hartford, Connecticut and as Director, Capital Markets and Risk Management at Fisher Scientific International, Inc. of Hampton, New Hampshire.  Starr also was an associate at both Salomon Smith Barney in New York and Chase Securities, Inc. in New York and Singapore.  He began his career as an auditor with Laventhol & Horwath in New York.  Starr received a Master of Business Administration degree in finance and marketing from the University of Chicago Graduate School of Business in 1997, and he holds a bachelor’s degree in accounting from the University of Michigan, which he received in 1989.  He is also a Certified Public Accountant.

Rob, his wife Ming and their three children live in Avon, Connecticut.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com